CHC Group Adds William G. Schrader to Board of Directors

December 15, 2014 – New York – CHC Group Ltd. (NYSE: HELI), the parent company of CHC Helicopter, today announced that William G. Schrader was appointed to its board of directors on Friday (Dec. 12).

An independent, Class II director, Mr. Schrader's term is until the company's 2015 annual general meeting of shareholders. He was also elected to serve on the board's audit committee and health, safety and environment committee.

Mr. Schrader, 56, is former chief operating officer of TNK-BP, an oil-and-gas company operating in Russia, Ukraine and Belarus. At TNK-BP he oversaw the upstream and downstream gas and power operations, supply chain management, technology, and health, safety and environment functions. Mr. Schrader's career also includes other senior assignments at BP plc and the Azerbaijan International Operating Company. He holds a bachelor's degree in Chemical Engineering from the University of Cincinnati and an MBA from the University of Houston.

About CHC Group Ltd.
CHC Group Ltd. is a commercial operator of helicopters focused on enabling customers to go further, do more and come home safely. CHC provides helicopter flight services to oil and gas companies and government search-and-rescue agencies, and helicopter maintenance, repair and overhaul services to organizations through the Heli-One segment. The company operates 233 aircraft in about 30 countries around the world.

Contacts
CHC Group Ltd.
INVESTORS
Lynn Antipas Tyson
Vice President, Investor Relations
+1.914.485.1150
lynn.tyson@chc.ca
or
MEDIA
T.R. Reid
Vice President, Global Communications
+1.512.869.9094
t.r.reid@chc.ca